Cane  &  Company,  LLC                               Telephone:  (702)  312-6255
                                                     Facsimile:  (702)  944-7100
                                                     Email:  mht@stockslaw.com

Michael A. Cane*          Stephen F.X. O'Neill****   Gary R. Henrie+
Leslie L. Kapusianyk**    Michael H. Taylor***       Preston R. Brewer++
                                                     Ronald R. Serota
                                                     Christine S. Beaman

                                                     2300 West Sahara Avenue,
                                                     Suite 500, Box 18
                                                     Las Vegas, NV   89102


March  25,  2002

GREEN  FUSION  CORPORATION
Suite  #310,  750  Terminal  Avenue
Vancouver,  British  Columbia
Canada  V6A  2M5

Attention:  Mr.  Evan  Baergen,  President
------------------------------------------

Dear  Sirs:

Re:  GREEN FUSION CORPORATION  (the "Company")
     -     Form  S-8  Registration  Statement

We have acted as Nevada legal counsel to the Company in connection with the consulting agreements entered into between the Company and its consultants as described in this opinion letter (the "Consultant Agreements"). The Consultant Agreements contemplate the issuance of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), in consideration for the agreement of the Consultants to provide the services to the Company in accordance with the Consultant Agreements.

In our capacity as Nevada legal counsel, we have reviewed the following documents:

1. Articles of Incorporation and Bylaws of the Company, as amended and in effect as of the date hereof;

2. Consultant Agreements between the Company and each of the following Consultants providing for the following issuances of Common Stock:

Name of Consultant        Date of Agreement     Number of Shares
------------------        -----------------     ----------------
Shane Ivancoe             January 24, 2002      150,000
Grant Petersen            March 5, 2002         232,800
Don Ryder                 March 5, 2002         130,000
John Bowen                March 5, 2002         204,000
Guisepping Zumpano        March 5, 2002         804,100


         *Licensed Nevada, California, Washington and Hawaii State Bars;
                         ** British Columbia Bar only;
                     *** Nevada and British Columbia Bars;
                    ****Washington and British Columbia Bars;
                     +Utah Bar only; ++ California Bar only

                                       2
The Board of Directors
GREEN FUSION CORPORATION
March 25, 2002
Page 2 of 2
--------------------------------------------------------------------------------



3. Forms of Written Consent to Action Without Meeting of the Directors of the Company pursuant to which the Board of Directors of the Company (a) approved the Consultant Agreements; and (b) authorized the issuance of shares of the Company's Common Stock in accordance with the terms of the Consultant Agreements;

4. A Certificate of the Evan Baergen, President of the Company (the "Officer's Certificate").

Based upon the foregoing and upon an examination of such questions of Nevada law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Common Stock issuable upon by the Company pursuant to the Consultant Agreements will be validly issued, fully paid, and non-assessable upon issuance in accordance with the terms and conditions of the Consultant Agreements.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

     A. The foregoing opinion is limited to the laws of the State of Nevada presently in effect.

     B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

     C. We have assumed (i) that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreements, and (ii) that the written consent to action without meeting of the directors referenced in the Officer's Certificate have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreements.

                                       3
The Board of Directors
GREEN FUSION CORPORATION
March 25, 2002
Page 3 of 3
--------------------------------------------------------------------------------



     D. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the Consultant Agreement, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations.

     E. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an Exhibit to the Registration Statement on Form S-8 filed by the Company and covering the Common Stock issuable pursuant to the Consultant Agreements and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Yours  truly,


/s/ Michael H. Taylor

MICHAEL  H.  TAYLOR